Exhibit 1

AGREEMENT AND PLAN OF MERGER

by and among

L2 Medical Development Company,

Enerpulse Merger Sub, Inc.,

and

Enerpulse, Inc.

dated as of September 4, 2013

i

4.22.	OFAC	14
4.23.	Money Laundering Laws	14
4.24.	Full Disclosure	14
ARTICLE 5 COVENANTS OF PARENT		15
5.1.	Director and Officer Appointments	15
ARTICLE 6 COVENANTS OF PARENT AND THE COMPANY		15
6.1.	Public Announcements	15
6.2.	Transfer Taxes	15
6.3.	Fees and Expenses	15
6.4.	Transfer Restrictions	15
6.5.	Current Report	16
ARTICLE 7 INDEMNIFICATION		16
7.1.	Indemnification of Parent and Merger Sub	16
7.2.	Indemnification of the Company	16
7.3.	Claims Procedure	17
7.4.	Exclusive Remedy	17
ARTICLE 8 CONDITIONS TO MERGER		18
8.1.	Condition to Obligation of Each Party to Effect the Merger	18
8.2.	Additional Conditions to Obligations of Parent and Merger Sub	18
8.3.	Additional Conditions to Obligations of the Company	19
ARTICLE 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		20
ARTICLE 10 GENERAL PROVISIONS		20
10.1.	Notices	20
10.2.	Amendment	21
10.3.	Waiver	21
10.4.	Failure or Indulgence Not Waiver; Remedies Cumulative	21
10.5.	Headings	22
10.6.	Severability	22
10.7.	Entire Agreement	22
10.8.	Assignment	22
10.9.	Parties In Interest	22
10.10.	Governing Law	22
10.11.	Counterparts	22
10.12.	Attorneys Fees	22
10.13.	Interpretation	23

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of September 4, 2013, by and among L2 Medical Development Company, a Nevada corporation (“Parent”), Enerpulse Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Enerpulse, Inc., a Delaware corporation (the “Company”).  Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have determined that it is in the best interest of each company and its respective stockholders to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Nevada Revised Statutes (“NRS”), the Delaware General Corporation Law (“DGCL”) and their respective charter documents;

WHEREAS, each of Parent, Merger Sub, and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof; and

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1.                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3).  Also at the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the DGCL.

1.2.                    Closing.  Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig LLP located at 1201 K Street, Suite 1100, Sacramento, CA 95814 at the date and time on or before thirty (30) days which the conditions to Closing set forth in

Article 9 of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree.  The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.3.                            Effective Time of the Merger.   Subject to the provisions of this Agreement, at the Closing, the parties hereto shall (a) cause a certificate of merger in substantially the form of Exhibit B (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, as provided in Section 252 of the DGCL and (b) take all such other and further actions as may be required by the DGCL or other applicable Law to make the Merger effective.   The Merger shall become effective as of the date and time of the filing of the Delaware Certificate of Merger or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger in accordance with relevant provisions of the DGCL.  The date and time of such effectiveness are referred to herein as the “Effective Time.”

1.4.                            Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

1.5.                            Certificate of Incorporation and Bylaws of the Surviving Corporation.    The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time and as amended by the Delaware Certificate of Merger shall, from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law. The Bylaws of the Company as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the Bylaws of the Company of the Surviving Corporation, until thereafter changed or amended as provided therein or in accordance with applicable Law.

1.6.                            Directors and Officers.  The directors and officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF COMPANY AND MERGER SUB

2.1.                            Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or any holder of capital stock of Parent, Merger Sub or the Company:

(a)                                 Capital Stock of Merger Sub.   Each issued and outstanding share of capital stock of Merger Sub shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of the Company’s common stock. Such newly issued share shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b)                                 Conversion of the Company Stock.   Subject to other provisions of this Article 2:

(i)                                    The issued and outstanding shares of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series C-2 Convertible Preferred Stock and Series D-1 Convertible Preferred Stock (collectively, the “Preferred Stock”) immediately prior to the Effective Time shall be converted into shares of Company Common Stock in accordance with its terms effective immediately prior to the Effective Time, and then converted into the right to receive Merger Consideration as described in Section 2.1(b)(ii).

(ii)                                Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (individually a “Share” and collectively the “Shares”), including any Shares issued upon the conversion of Preferred Stock of the Company, but excluding (A) Shares held by the Company, and (B) Shares held by Parent, Merger Sub or any other Subsidiary or parent of Parent or Merger Sub, if any, and (C) Dissenting Shares, shall, by virtue of the Merger, be converted automatically into the right to receive 0.099439 shares of Common Stock of Parent (the “Merger Consideration”).  The Merger Consideration shall be distributed by the Company according to the liquidation preferences set forth in the Company’s Sixth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 19, 2012, as amended, or in the absence of such provisions, by Law.

(iii)                            The Shares, applicable liquidation preferences and the holders thereof shall be set forth on a Merger Consideration certificate that has been delivered by the Company to the Parent prior to the Closing (the “Merger Consideration Certificate”).  Parent and the Surviving Corporation shall be entitled to rely on the Merger Consideration Certificate in connection with issuance of certificates representing the Merger Consideration pursuant to Section 2.3.

(iv)                             At the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and subject to Section 2.4, each holder of a certificate formerly representing any Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any certificates representing such holder’s Shares, a certificate or certificates representing the Merger Consideration to which such holder is entitled.

(v)                                 At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Merger Sub or any Subsidiary or parent of Parent, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

2.2.                            Warrants and Options.

(a)                                 At the Effective Time, each outstanding warrant (a “Company Warrant”) to purchase Preferred Stock or Common Stock of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into a warrant to purchase (i) in the case of an outstanding Company Warrant to purchase Common Stock of the Company, that number of shares of Common Stock of Parent equal to the amount of Merger Consideration that such warrant holder would have received had such holder exercised such warrant immediately prior to the Effective Time and (ii) in the case of an outstanding Company Warrant to purchase Preferred Stock, that number of shares of Common Stock of Parent equal to the amount of Merger Consideration that such warrant holder would have received had such holder exercised such warrant for Preferred Stock and then converted such Preferred Stock into

Common Stock of the Company immediately prior to the Effective Time. The aggregate exercise price and other terms of such warrants shall not be affected or altered by such conversion. After the Effective Time, each holder of a Company Warrant shall be entitled to exchange such Company Warrant for a new warrant issued by Parent, which warrant (A) shall be exercisable into Common Stock of Parent in accordance with the foregoing sentence and (B) shall be in substantially the form of the Company Warrant being exchanged.

(b)                                 As of the Effective Time, each outstanding option to purchase capital stock of the Company shall have been terminated.

2.3.                            Issuance and Reservation of Shares.

(a)                                 Promptly after the Effective Time, Parent shall distribute the Merger Consideration to holders of Shares by issuance of certificates in accordance with the Merger Consideration Certificate and the applicable provisions of the NRS.

(b)                                 If any portion of the Merger Consideration is to be issued to a Person other than the registered holder of the Shares represented by the certificates surrendered in exchange therefor, it shall be a condition to such issuance that the certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to Parent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Shares or establish to the satisfaction of Parent that such tax has been paid or is not payable.

(c)                                  Notwithstanding anything to the contrary in this Section 2.3, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar Laws.

(d)                                 Promptly after the Effective Time, Parent shall reserve a number of shares of its Common Stock equal to the number of shares of Common Stock of Parent issuable upon (i) the exercise of the warrants described in Section 2.2(a) and (ii) the exercise of the options contemplated to be issued pursuant to the new equity incentive plan to be adopted by Parent at Closing.

2.4.                            Dissenting Shares.

(a)                                 Notwithstanding Section 2.1, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of, or consented in writing to, the Merger and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into the right to receive any portion of the Merger Consideration as provided in Section 2.1(b) of this Agreement, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to an appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled pursuant to Section 2.1(b), upon surrender of such holder’s certificate formerly representing such Shares.

(b)                                 The Company shall give Parent prompt notice of any demands received by the Company for the appraisal of Shares, and Parent shall have the right to consult with the Company regarding all negotiations and proceedings with respect to such demands. The Company shall not make any such payment without Parent’s prior written consent (not to be unreasonably withheld, delayed, denied, or conditioned).

2.5.                            Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or Assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Assets in the Surviving Corporation or otherwise carry out the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) which have been provided to Parent prior to the date hereof:

3.1.                            Organization, Standing and Corporate Power.    The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

3.2.                            Subsidiaries.  The Company does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

3.3.                            Capital Structure of the Company.  As of the date of this Agreement and following the cancellation of the Company options referenced in Section 2.2(b), the number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of capital stock reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 3.3. Except as set forth in Schedule 3.3, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters.  Except as set forth in Schedule 3.3, following the cancellation of the Company options referenced in Section 2.2(b), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 3.3, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company.  Except as set forth on Schedule 3.3, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

3.4.                            Corporate Authority; Noncontravention.  The Company has all requisite corporate and other power and authority to enter into this Agreement and, subject to receipt of the approval of its stockholders, to consummate the transactions contemplated by this Agreement.   The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (a) the certificate or articles of incorporation, bylaws or other organizational or charter documents of the Company, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company, its properties or Assets, or (c) subject to any filings required under the DGCL, NRS, the Securities Act or the Exchange Act, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or Assets, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

3.5.                            Financial Statements.

(a)                                 At Closing, Parent has received a copy of the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2011 and December 31, 2012, and unaudited consolidated financial statements of the Company for the period ended June 30, 2013 (collectively, the “Company Financial Statements”).  The Company Financial Statements fairly present the financial condition of the Company at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of the Company, fixed or contingent, and of whatever nature, as of the dates indicated.

(b)                                 Since July 1, 2013 (the “Company Balance Sheet Date”), there has been no Material Adverse Effect with respect to the Company.

(c)                                  Since the Company Balance Sheet Date, the Company has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective).

3.6.                            Certain Fees.  Except as set forth on Schedule 3.6, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

3.7.                            Litigation.  Except as set forth on Schedule 3.7, there is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

3.8.                            Board Recommendation.  The Board of Directors of the Company has determined that the terms of the Merger are fair to and in the best interests of the stockholders of the Company and recommended that the Company’s stockholders approve the Merger.

3.9.                            No Registration of Securities.  The Company understands and acknowledges that the offering, exchange and issuance of Merger Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) and/or Section 3(b) of the Securities Act, and that Parent’s reliance upon such exemption is predicated in part upon the Company’s representations herein and upon the representations contained in the Stockholder Representation Letters, the form of which is attached as Exhibit D to this Agreement.

3.10.                     Parent Information.  The Company acknowledges that it has had access to the documents filed by Parent under the Exchange Act since the end of its most recently completed fiscal year to the date hereof, and has carefully reviewed the same (“Exchange Act Documents”). The Company further acknowledges that Parent has made available to it the opportunity to ask questions of and receive answers from Parent’s officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of Parent, and the Company has received to its satisfaction, such information about the business and financial condition of Parent and the terms and conditions of the Agreement as it has requested.  The Company has carefully considered the potential risks relating to Parent and investing in the Merger Consideration, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of the Company and its stockholders’ entire investment. The Company has made available all such information to its stockholders in considering the terms and conditions of the Merger.

3.11.                     Full Disclosure.  All of the representations and warranties made by the Company in this Agreement, including the Company Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Parent or its representatives by or on behalf of any of the Company or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in Parent Disclosure Schedule:

4.1.                            Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the States of Nevada and Delaware, respectively, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent.  Shares of common stock of Parent, par value $0.001 (“Parent Common Stock”), are eligible for quotation on the OTCQB under the symbol “SCQO.”

4.2.                            Subsidiaries.  Other than Merger Sub, Parent does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

4.3.                            Capital Structure of Parent and Merger Sub.

(a)                                 Immediately prior to the issuance of the Merger Consideration at Closing and after taking into effect the Lipton Shares Cancellation (as defined in Section 8.3(f)), the authorized capital stock of Parent will consist of 100,000,000 shares of Parent Common Stock, $0.001 par value, of which no more than approximately 530,612 shares of Parent Common Stock will be issued and outstanding, 10,000,000 shares of Parent Preferred Stock, of which no shares will be issued and outstanding and no shares of Parent Common Stock or Parent Preferred Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its subsidiaries. There are no agreements or arrangements pursuant to which Parent is or could be required to register shares of Parent Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Parent with respect to securities of Parent.

(b)                                 Immediately prior to the Closing, the authorized capital stock of Merger Sub will consist of 100 shares of Merger Sub Common Stock, $0.001 par value, of which no more than 100 shares of Merger Sub Common Stock will be issued and outstanding, and no shares of Merger Sub Common Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding shares of capital stock of Merger Sub are owned by Parent and are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Merger Sub Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote).  There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Merger Sub or obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Merger Sub or obligating Merger Sub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Merger Sub to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Merger Sub. There are no agreements or arrangements pursuant to which Merger Sub is or could be required to register shares of Merger Sub Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Merger Sub with respect to securities of Merger Sub. Merger Sub does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise. Merger Sub has not conducted any operations and does not have any assets, liabilities or employees.

4.4.                            Corporate Authority; Noncontravention.  Each of Parent and Merger Sub have all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and when delivered by each of Parent and Merger Sub, shall constitute a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Parent and Merger Sub under, (a) the articles of incorporation, bylaws, or other charter documents of each of Parent and Merger sub, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to each of Parent or Merger Sub, each of its properties or Assets, or (c) subject to the governmental filings and other matters referred to in Section 4.5, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to each of Parent and Merger Sub, each of its properties or Assets, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

4.5.                            Government Authorization.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to each of Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the DGCL, the NRS, the Securities Act or the Exchange Act.

4.6.                            SEC Documents; Undisclosed Liabilities; Financial Statements.

(a)                                 Except as set forth in Schedule 4.6, Parent has timely filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”) and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.  Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent SEC Documents (including any and all financial statements included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants).  Except as set forth in the Parent SEC Documents, at the date of the most recent financial statements of Parent included in the Parent SEC Documents, Parent has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

(b)                                 Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth in this Agreement, since July 1, 2013 (the “Parent Balance Sheet Date”), there has been no Material Adverse Effect with respect to Parent.

(c)                                  Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as provided in this Agreement, since the Parent Balance Sheet Date, Parent has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Parent and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Parent or has incurred or agreed to incur any indebtedness for borrowed money.

4.7.                            Absence of Certain Changes.  Except as disclosed in the Parent SEC Documents filed prior to the date hereof, since the Parent Balance Sheet Date, Parent has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(a)                                 Material Adverse Effect with respect to Parent;

(b)                                 condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement;

(c)                                  incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(d)                                 creation or other incurrence by Parent of any Lien on any asset other than in the ordinary course consistent with past practices;

(e)                                  labor dispute, other than routine, individual grievances, or, to the Knowledge of Parent, any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(f)                                   payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(g)                                 material write-offs or write-downs of any Assets of Parent;

(h)                                 damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on Parent;

(i)                                    other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to Parent; or

(j)                                    agreement or commitment to do any of the foregoing.

4.8.                            Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Parent or Merger Sub to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

4.9.                            Litigation; Labor Matters; Compliance with Laws.

(a)                                 There is no suit, action or proceeding or investigation pending or, to the Knowledge of each of Parent and Merger Sub, threatened against or affecting Parent or Merger Sub or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to each of Parent or Merger Sub or prevent, hinder or materially delay the ability of each of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub having, or which, insofar as reasonably could be foreseen by Parent or Merger Sub, in the future could have, any such effect.

(b)                                 Each of Parent and Merger Sub is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to Parent.

(c)                                  The conduct of the business of each of Parent and Merger Sub complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto.

4.10.                     Benefit Plans.  Each of Parent and Merger Sub is not a party to any Benefit Plan under which Parent or Merger Sub currently has an obligation to provide benefits to any current or former employee, officer or director of Parent or Merger Sub.

4.11.                     Certain Employee Payments.  Parent is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Parent of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

4.12.                     Tax Returns and Tax Payments.

(a)                                 Parent has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by Parent have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Parent is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to Parent by a taxing authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of Parent did not, as of the Parent Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto).  Since the Parent Balance Sheet Date, neither the Parent nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of Parent and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of Parent.

(b)                                 No material claim for unpaid Taxes has been made or become a Lien against the property of Parent or is being asserted against Parent, no audit of any Tax Return of Parent is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.13.                     Environmental Matters.  Each of Parent and Merger Sub is in compliance with all Environmental Laws in all material respects. Parent has not received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to Parent, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each of Parent and Merger Sub holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on Parent, and is compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Parent or Merger Sub or any predecessor thereof and no Hazardous

Materials are present in, on, about or migrating to or from any such property which could result in any liability to Parent or Merger Sub. Each of Parent and Merger Sub has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to Parent or Merger Sub.  Each of Parent and Merger Sub has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on Parent or Merger Sub. There are no past, pending or threatened claims under Environmental Laws against Parent or Merger Sub and each of Parent and Merger Sub is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Parent or Merger Sub pursuant to Environmental Laws.

4.14.                     Material Contract Defaults.  Parent is not, or has not received any notice or has any Knowledge that any other party is, in Material Contract Default under any Parent Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default.  For purposes of this Agreement, a “Parent Material Contract” means any Contract that is effective as of the Closing Date to which the Parent is a party (a) with expected receipts or expenditures in excess of $25,000, (b) requiring the Parent to indemnify any person, (c) granting exclusive rights to any party, or (d) evidencing indebtedness for borrowed or loaned money in excess of $25,000, including guarantees of such indebtedness.

4.15.                     Accounts Receivable.  All of the accounts receivable of Parent that are reflected in the Parent SEC Documents or the accounting records of Parent as of the Closing (collectively, the “Parent Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established.  The Parent Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

4.16.                     Properties.  Each of Parent and Merger Sub has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by Parent or Merger Sub or acquired after the date thereof which are, individually or in the aggregate, material to Parent’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, claims, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by Parent or Merger Sub are held by them under valid, subsisting and enforceable leases of which each of Parent and Merger Sub is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.17.                     Intellectual Property.

(a)                                 As used in this Agreement, the term “Trademarks” means trademarks, service marks, trade names, internet domain names, designs, slogans, and general intangibles of like nature; the term “Trade Secrets” means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term “Intellectual Property” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term “License Agreements” means any license agreements granting any right to use or practice any rights under any Intellectual Property, and any written settlements relating to any Intellectual Property, to which any Person is a party or otherwise bound; and the term “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

(b)                                 Each of Parent and Merger Sub owns or has valid rights to use the Intellectual Property and Software that are necessary for the conduct of its business as now being conducted. All of Parent’s and Merger Sub’s licenses to use Software are current and have been paid for the appropriate number of users. To the Knowledge of each of Parent and Merger Sub, none of Parent’s or Merger Sub’s Intellectual Property or Parent’s or Merger Sub’s License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Parent or Merger Sub or each of its successors.

4.18.                     Board Determination.  The Board of Directors of each of Parent and Merger Sub has unanimously determined that the terms of the Merger are fair to and in the best interests of Parent and Merger Sub and each of its stockholders.

4.19.                     Required Parent Share Issuance Approval.  Parent represents that the issuance of the Merger Consideration will be in compliance with the NRS and the Articles of Incorporation and Bylaws of Parent.

4.20.                     Undisclosed Liabilities.  Parent has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Parent SEC Documents filed prior to the date hereof or incurred in the ordinary course of business since the Parent Balance Sheet Date.

4.21.                     Compliance with Anti-Corruption Laws.  Neither Parent nor Merger Sub, nor to the knowledge of Parent, any director, officer, agent, employee or other person acting on behalf of Parent or Merger Sub has, in the course of its actions for, or on behalf of, Parent or Merger Sub (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.22.                     OFAC.  Neither Parent nor Merger Sub, nor to the knowledge of Parent, any director, officer, agent, employee, affiliate or person acting on behalf of Parent or Merger Sub, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.23.                     Money Laundering Laws.  The operations of Parent and Merger Sub are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or Merger Sub with respect to the Money Laundering Laws is pending or, to the best knowledge of Parent, threatened.

4.24.                     Full Disclosure. All of the representations and warranties made by each of Parent and Merger Sub in this Agreement, including the Parent Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by each of Parent and Merger Sub at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by each of Parent and Merger Sub pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Company or its representatives by or on behalf of any of the Parent or Merger Sub or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 5

COVENANTS OF PARENT

5.1.                            Director and Officer Appointments.  As of the Effective Time, Parent shall have taken all action to cause (a) the person set forth on Schedule 5.1 as “Effective Time Director” to be appointed as a new Parent director, (b) the persons as set forth on Schedule 5.1 to be appointed Parent’s officers, and (c) the current officers of Parent on Schedule 5.1 to have resigned from Parent. As of the tenth (10th) calendar day following the filing of the Schedule 14F-1 described in Section 8.3(h), Parent covenants and agrees to cause the persons set forth on Schedule 5.1 as “Additional Directors to be Appointed to Parent” to be appointed as new Parent directors.

ARTICLE 6

COVENANTS OF PARENT AND THE COMPANY

6.1.                            Public Announcements.  No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.

6.2.                            Transfer Taxes.  Parent, Merger Sub and the Company agree that the Company (prior to the Merger) and the Surviving Corporation (following the Merger) will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Merger or the surrender of the Shares pursuant to the Merger (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the Merger, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes.

6.3.                            Fees and Expenses.  All of the legal, accounting and other expenses incurred by any party hereto in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses.

6.4.                            Transfer Restrictions.

(a)                                 The Company realizes that the Merger Consideration is not registered under the Securities Act, or any foreign or state securities Laws.  The Company agrees that the Merger Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of Parent’s counsel. The Company understands that the Merger Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom. The Company understands that to Transfer the Merger Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

(b)                                 To enable Parent to enforce the transfer restrictions contained in Section 6.4(a), the Company hereby consents to the placing of legends upon, and stop-transfer orders with the transfer agent of the Common Stock with respect to the Merger Consideration, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY AND ITS COUNSEL.”

6.5.                            Current Report.  Within four (4) days of the Closing Date, Parent shall file a Current Report on Form 8-K with the SEC on the Closing Date containing information about the Merger and the Company and the required audited and unaudited financial statements of the Company as required by Regulation S-K under the Securities Act (the “8-K Report”).

ARTICLE 7

INDEMNIFICATION

7.1.                            Indemnification of Parent and Merger Sub.

(a)                                 Subject to the limitations contained in this Article 8, the Company shall defend, indemnify and hold harmless Parent and Merger Sub and their respective officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys’ fees (“Claims and Liabilities”) with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Company in this Agreement, or (ii) the breach of any covenant or agreement made by the Company in this Agreement.

(b)                                 In addition to the obligations set forth in Section 7.1(a) above, the Company shall defend, indemnify and hold harmless Parent and Merger Sub and their respective officers, directors, stockholders, employees and agents against any and all Claims and Liabilities with respect to or arising from any claims for any right to receive Merger Consideration made by any Person who is not a holder of Company Stock at the Effective Time or is a holder of Company Stock and claiming a right to Merger Consideration inconsistent with the Merger Consideration Certificate.

7.2.                            Indemnification of the Company.  Parent shall defend, indemnify and hold harmless the Company, and its officers, directors, stockholders, employees and agents from and against any and all Claims and Liabilities with respect to or arising from (a) breach of any warranty or any inaccuracy of any representation made by Parent or Merger Sub, (b) breach of any covenant or agreement made by Parent or

Merger Sub in this Agreement or (c) irrespective of any due diligence investigation conducted by the Company with regard to the transactions contemplated hereby, any and all liabilities arising out of or in connection with: (i) any of the assets or liabilities, whether known or unknown, of Parent and Merger Sub prior to Closing or (ii) the operations of Parent and Merger Sub prior to Closing.

7.3.                            Claims Procedure.  Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party.  Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may Materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

7.4.                            Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8, except that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit. The parties obligations under this Article 8 shall terminate twelve (12) months from the Closing Date.

ARTICLE 8

CONDITIONS TO MERGER

8.1.                            Condition to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a)                                 No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Merger or the other transactions contemplated herein shall be in effect; provided, however, that each party shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b)                                 Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company, the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and the DGCL.

8.2.                            Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and the Merger Sub to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a)                                 Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered to Parent pursuant hereto shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b)                                 Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c)                                  Certificate of Secretary. The Company shall have delivered to Parent a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors and stockholders of the Company authorizing this Agreement and the Merger; (ii) the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; (iii) the Merger Consideration Certificate; and (iv) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d)                                 Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation.

(e)                                  Absence of Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to the Company.

(f)                                   Merger Consideration Certificate. Parent shall have received the Merger Consideration Certificate from the Company.

(g)                                 Audited Financial Statements. Parent shall have received from the Company the Company Financial Statements, the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2012, unaudited consolidated financial statements for the interim quarter ended June 30, 2013 and pro forma financial statements as of the day prior to the Closing Date in form and content required to be included in the 8-K Report.

(h)                                 Stockholder Representation Letters. Each stockholder of the Company shall have executed and delivered to Parent a stockholder representation letter in substantially the form attached hereto as Exhibit D, and Parent shall be reasonably satisfied that the issuance of Parent Common Stock pursuant to the Merger is exempt from the registration requirements of the Securities Act.

8.3.                            Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a)                                 Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Parent.

(b)                                 Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Parent.

(c)                                  Certificate of Secretary. Parent shall have delivered to the Company a certificate executed by the Secretary of Parent certifying: (i) resolutions duly adopted by the Board of Directors of Parent and Merger Sub, respectively, authorizing this Agreement and the Merger and resolutions duly adopted by the sole stockholder of Merger Sub authorizing this Agreement and the Merger; (ii) the Articles of Incorporation and Bylaws of Parent as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Parent executing this Agreement and all agreements and documents contemplated hereby.

(d)                                 Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, respectively, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

(e)                                  Absence of Material Adverse Effect. There shall not have been any Material Adverse Effect on Parent or Merger Sub, other than any change that shall result from general economic conditions or conditions generally affecting the industry in which Parent conducts operations.

(f)                                   Cancellation of Shares. Prior to the Effective Time, Matthew C. Lipton shall have surrendered for cancellation 9,500,000 shares of Parent Common Stock (the “Lipton Shares Cancellation”).

(g)                                 Post-Merger Capitalization. At the Effective Time, the authorized capital stock of Parent shall consist of 100,000,000 shares of Parent Common Stock, of which 10,612,240 shares shall be issued and outstanding (including the Merger Consideration), and 10,000,000 shares of Parent Preferred Stock, of which no shares shall be issued and outstanding.

(h)                                 Officers and Directors. Parent shall deliver to the Company evidence of (i) the increase of the Parent Board of Directors by one (1) director and (ii) the appointment of the “Effective Time Director” and those new officers as further described in Section 5.1. Parent shall have delivered to the Company a letter of resignation executed by each current Parent officer and director to be effective upon (A) the Closing Date with respect to each Parent officer and (B) the tenth (10th) calendar day following the filing of the Schedule 14F-1 with respect to each Parent director. Parent shall have also delivered (1) to each new director an executed indemnification agreement in substantially the form attached hereto as Exhibit E-1 and (2) to Matthew C. Lipton an executed indemnification agreement in substantially the form attached hereto as Exhibit E-2.

(i)                                    Schedule 14F-1. On the Closing Date, Parent shall have filed with the SEC an Information Statement on Schedule 14F-1 with respect to the change of a majority of members of the Board of Directors of Parent and the appointment of the additional directors as further described in Section 5.1.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the date that is the first anniversary of the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

ARTICLE 10

GENERAL PROVISIONS

10.1.                     Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a)                                 If to Parent or Merger Sub:

L2 Medical Development Company

13050 Pennystone Drive

Farmers Branch, TX 75244

Attn: Matthew C. Lipton

Ph: (903) 952-7100

with a copy to (which shall not constitute notice):

Richard B. Goodner

Attorney at Law

6608 Emerald Drive

Colleyville, Texas 76034

Ph: (214) 587-0653

(b)                                 If to the Company:

Enerpulse, Inc.

2451 Alamo Ave SE

Albuquerque, NM 87106

Attn: Louis S. Camilli, President

Ph: (505) 842-5201

Fax: (505) 842-6592

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

1201 K Street, Suite 1100

Sacramento, California 95814

Attn: Mark C. Lee

Ph: (916) 442-1111

Fax: (916) 448-1709

10.2.                     Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any stockholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the holders of Shares, there shall be made no amendment that pursuant to the DGCL requires further approval by such stockholders without the further approval of such stockholders.

10.3.                     Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.4.                     Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.5.                     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6.                     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.7.                     Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

10.8.                     Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9.                     Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

10.10.              Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Delaware as applied to Contracts that are executed and performed in Nevada, without regard to the principles of conflicts of Law thereof.

10.11.              Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.12.              Attorneys Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.13.              Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Parent and/or Merger Sub, on the one hand, and the Company, on the other hand, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

L2 MEDICAL DEVELOPMENT COMPANY, a Nevada corporation

By:	/s/ Matthew C. Lipton
Name:	Matthew C. Lipton
Title:	President

ENERPULSE MERGER SUB, INC., a Delaware corporation

By:	/s/ Matthew C. Lipton
Name:	Matthew C. Lipton
Title:	President

ENERPULSE, INC., a Delaware corporation

By:	/s/ Joseph E. Gonnella
Name:	Joseph E. Gonnella
Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” shall have the meaning as set forth in the Preamble.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plans”  means any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

“Claims and Liabilities” shall have the meaning as set forth in Section 7.1(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning as set forth in the Preamble.

“Company Balance Sheet Date” shall have the meaning as set forth in Section 3.5(b) of the Agreement.

“Company Disclosure Schedule” shall have the meaning as set forth in the opening paragraph of Article 3 of the Agreement.

“Company Financial Statements” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Company Stock” means the total outstanding capital stock of the Company as of the Closing Date.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” means (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Delaware Certificate of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“DGCL” shall have the meaning as set forth in the Recitals of the Agreement.

“Dissenting Shares” shall have the meaning as set forth in Section 2.4 of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Electronic Delivery” shall have the meaning as set forth in Section 10.11 of the Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” has the meaning set forth in Section 3.10 of the Agreement.

“FINRA” means The Financial Industry Regulatory Authority.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Indemnitee” shall have the meaning as set forth in Section 7.3 of the Agreement.

“Indemnifying Party” shall have the meaning as set forth in Section 7.3 of the Agreement.

“Intellectual Property” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“License Agreements” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Material Contract Default” means a default under any Contract which would (a) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (b) provide a basis for any other party to claim money damages in excess of $50,000 (either individually or in the aggregate with all other such claims under that contract) or (c) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Contract.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration”  shall have the meaning as set forth in Section 2.1(b)(ii) of the Agreement.

“Merger Consideration Certificate” shall have the meaning as set forth in Section 2.1(b)(iii) of the Agreement.

“Merger Sub” shall have the meaning as set forth in the Preamble.

“NRS” shall have the meaning as set forth in the Recitals of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Parent” shall have the meaning as set forth in the Preamble.

“Parent Accounts Receivable”  shall have the meaning as set forth in Section 4.15 of the Agreement.

“Parent Balance Sheet” shall have the meaning as set forth in Section 4.6(b) of the Agreement.

“Parent Common Stock” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Parent Disclosure Schedule” shall mean the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Parent Material Contract” shall have the meaning as set forth in Section 4.14 of the Agreement.

“Parent SEC Documents” shall have the meaning as set forth in Section 4.6(a) of the Agreement.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Preferred Stock” shall have the meaning as set forth in Section 2.1(b)(i) of the Agreement.

“Regulatory Authorities” means, collectively, the Federal Trade Commission, the United States Department of Justice, United States Department of Transportation, Federal Railroad Administration, United States Environmental Protection Agency, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including FINRA and the SEC.

“SEC” shall have the meaning as set forth in Section 4.6(a) of the Agreement.

“Securities Act” shall have the meaning as set forth in Section 3.3 of the Agreement.

“Share” or “Shares” shall have the meaning as set forth in Section 2.1(b)(ii) of the Agreement.

“Software” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Surviving Corporation” shall have the meaning as set forth in Section 1.1 of the Agreement.

“Tax” or “Taxes” means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

“Tax Return” means any return, report or statement required to be filed with any governmental authority with respect to Taxes.

“Trademarks” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Trade Secrets” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Transaction Documents” means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

“Transfer” shall have the meaning as set forth in Section 6.4(a) of the Agreement.

“Transfer Taxes” shall have the meaning as set forth in Section 6.3 of this Agreement.

“8-K Report” shall have the meaning as set forth in Section 6.5 of the Agreement.

EXHIBIT B

DELAWARE CERTIFICATE OF MERGER

B-1

EXHIBIT C

FORM OF STOCKHOLDER REPRESENTATION LETTER

C-1

EXHIBIT D

FORM OF INDEMNIFICATION AGREEMENT

D-1

EXHIBIT E-1

FORM OF LIPTON INDEMNIFICATION AGREEMENT

E-2

COMPANY DISCLOSURE SCHEDULE

PARENT DISCLOSURE SCHEDULE

SCHEDULE 5.1

Effective Time Director

1.   Michael J. Hammons

Additional Directors to be Appointed to Parent

1.   Joseph E. Gonnella

2.   Tim Ford

Directors to Resign from Parent

1.                                    Matthew C. Lipton

Officers to be Appointed to Parent

1.                                    Joseph E. Gonnella, Chief Executive Officer

2.                                    Louis S. Camilli, President, Chief Technology Officer and Secretary

3.                                    Bryan C. Templeton, Chief Financial Officer and Treasurer

4.                                    John R. Novak, Vice President of OEM Sales

5.                                    Stephen F. Smith, Vice President of Manufacturing and Operations

Officers to Resign from Parent

1.                                    Matthew C. Lipton